Public Dissemination Regulatory Guide
ICE Trade Vault
May 10, 2016

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Table of Contents

1. KEY TERMS & DEFINITIONS 3
2. METHOD AND TIMING FOR REAL-TIME PUBLIC REPORTING 3
2.1 PUBLIC DISSEMINATION OF SECURITY-BASED SWAP AND PRICING DATA BY SBSDRS 3
2.2 ACCEPTANCE AND PUBLIC DISSEMINATION OF SECURITY-BASED SWAP IN AN ASSET CLASS 3
2.3 AVAILABILITY OF SECURITY-BASED SWAP TRANSACTION AND PRICING DATA TO THE PUBLIC 3
2.4 ERRORS OR OMISSIONS 3
2.5 HOURS OF OPERATIONS 4
2.6 ACCEPTANCE OF DATA DURING CLOSING HOURS 4
3. SECURITY-BASED SWAP TRANSACTION AND PRICING DATA PUBLICLY DISSEMINATED IN REAL-TIME 4
3.1 PUBLIC DISSEMINATION OF DATA FIELDS 4
3.2 ADDITIONAL SECURITY-BASED SWAP INFORMATION 4
3.3 ANONYMITY OF THE PARTIES TO A PUBLICALLY REPORTABLE SECURITY-BASED SWAP TRANSACTION 4
3.4 PUBLIC DISSEMINATION EXCLUSIONS 4
3.5 DETERMINING PUBLIC DISSEMINATION OF SECURITY-BASED SWAPS 5
4. VIEWING PUBLICLY DISSEMINATED DATA 5
4.1 DISPLAYED FIELDS 5
4.2 EXPORTING DATA 6

ICE Trade Vault Public Dissemination Guide
The ICE Trade Vault Public Dissemination Regulatory Guide ("Guide") provides a description the ICE SBSDR Public Dissemination Service. The Guide demonstrates the ICE SBSDR Service's, and specifically the ICE Trade Vault Public Dissemination Service's ("ICE Public Dissemination Service"), compliance with Applicable SEC Regulations. This document describes how a user of ICE Public Dissemination Service can access transaction data available to the public. For specific rules binding upon Users and Trusted Sources and for further details on the ICE Public Dissemination Service, please see the ICE Trade Vault SBSDR Guidebook ("Guidebook").
1. Key Terms & Definitions
Please reference ICE Trade Vault Security-Based Swap Data Repository Guidebook for key terms and definitions.
2. Method and Timing for Real-Time Public Reporting
2.1 Public Dissemination of Security-based swap and Pricing Data by SBSDRs
Security-based swap transaction and pricing data is publicly disseminated as soon as technologically practicable after being received from Users . ICE Trade Vault will not delay SBS reporting from public dissemination.
2.2 Acceptance and Public Dissemination of Security-based swap in an Asset Class
ICE Trade Vault accepts and publicly disseminates Security-based swap transaction and pricing data in real-time for all publicly reportable Security-based swaps within the Credit asset class .
2.3 Availability of Security-Based Swap Transaction and Pricing Data to the Public
The ICE Public Dissemination Service publicly disseminates Security-based swap transaction and pricing data in a consistent, usable and machine-readable electronic format.  Users are able to download, save and analyze the data. The ICE Public Dissemination Service is available at www.icetradevault.com in a format that is freely available and readily accessible to the public.  Data will be displayed on a GUI which may be scraped and is also available in a CSV export. Once data is publicly disseminated, it remains publicly and freely available.
2.4 Errors or Omissions
Users that become aware of errors and/or omissions in the Security-based swap transaction and pricing data shall promptly submit corrections to ICE Trade Vault according to the Section "Correction of Errors in Trade Records; Dispute Resolution Process," of the Guidebook, Section 4.6.  The ICE Public Dissemination Service shall publicly disseminate in real-time any cancellations or corrections as soon as technologically practical.
2.5 Hours of Operations
As provided in Section 2.2, "System Availability and Support; Hours of Operation," of the Guidebook, the ICE SBSDR Service and ICE Public Dissemination Service are available seven days per week, 24 hours per day.  ICE Trade Vault reserves the right to take ICE SBSDR Service and/or ICE Public Dissemination Service offline, only if and when necessary, between the hours of 9:00 PM ET and 11:59 PM ET on any weekday and from 9:00 PM ET on Friday through 7:00 PM ET on Sunday, where more extensive maintenance or upgrades are necessary.  ICE Trade Vault will provide Users with advanced notice of any scheduled maintenance. All data submitted during system down time is stored and processed once the service has resumed unless Trade Vault is performing an upgrade that requires it to take down the systems to capture trades, and in that case all Users will be notified when the system has resumed normal operations and all trades should be reported that were attempted to be submitted during the maintenance window.
The ICE Trade Vault help desk is available to receive customer calls in the United States from 8:00 AM ET to 6:00 PM ET, on all local business days, and in the U.K. from 8:00 AM GMT to 6:00 PM GMT, on all local business days. To reach the help desk, contact: TradeVaultSupport@theice.com or 1.770.738.2102.
2.6 Acceptance of Data During Closing Hours
ICE Trade Vault has the capability to receive and queue publicly reportable Security-based swaps during closing hours and system down times.  The ICE Public Dissemination Service has systems and processes in place to promptly and publicly disseminate Security-based swap transaction and pricing data that has been held in queue upon resuming its operation.
3. Security-Based Swap Transaction and Pricing Data Publicly Disseminated in Real-Time
3.1 Public Dissemination of Data Fields
The ICE Public Dissemination Service publicly disseminates Security-based swap transaction and pricing data, including the underlying asset(s). Please reference Exhibit N.5 - ICETV SBSDR Fields & Validations for the list of publically disseminated fields.
3.2 Additional Security-based swap Information
The ICE Public Dissemination Service refrains from publicly disseminating any additional Security-based swap transaction information per 242.902(c).
3.3 Anonymity of the Parties to a Publically Reportable Security-Based Swap Transaction
The ICE Public Dissemination Service publicly disseminates Security-based swap transaction and pricing data in a manner that does not disclose the identities of the parties to the Security-based swap or otherwise facilitate the identification of a party to a Security-based swap.
3.4 Public Dissemination Exclusions
Trades that will be excluded from public dissemination include:
1. A Historical Security-based swap;
2. A Security-based swap that is required to be reported for 901 and 908(a)(1) but is not applicable to 908(a)(2);
3. A Non Mandatory Report (which ICE Trade Vault will not accept);
4. A clearing Security-based swap that arises from the acceptance of a security-based swap for clearing by a registered clearing agency or that results from netting other clearing transactions;
5. A post allocation Security-based swap; or
6. A Security-based swap that was rejected before the original Security-based swap was reported.
3.5 Determining Public Dissemination of Security-based swaps
Process:
1. Reporting Side submits a Security-based swap transaction data to ICE Trade Vault;
2. ICE Trade Vault determines if the transaction data under 1 applicable for public dissemination based o field values and flags submitted by User;
3. If trade is applicable for public dissemination, Trade Vault immediately disseminates;
4. Any updates to the Security-based swap transaction data are immediately disseminated if the trade is applicable for public dissemination and a field on the tick table (table below) is updated; and
5. Cancels & Errors are ticked immediately.
4. Viewing Publicly Disseminated Data
The public dissemination website offers links to top day publically disseminated ticks as well as historical ticks.
* ICE's Public Dissemination may be accessed via the home screen of www.icetradevault.com.
* A user would then click on "Menu" at the top of the screen and choose from the top day or historical options under "SBSDR Data Reports". No login access or executed agreements are required to access this screen.
* Definitions of the TV Product Mnemonic field can be found by clicking the "Product Guide" link on the top right of the screen.
* ICE Trade Vaults Product Taxonomy information can be found in the Guidebook.
* Users can then view trades as they tick from the window.  Instructions for the exports can be found in the section "Exporting Data" within this guide.
* Flags used to determine dissemination and non-dissemination of a trade can be found in section 4.7 of the ICE Trade Vault Security-Based Swap Data Repository Guidebook.  These flags will allow Users to identify their Security-based swaps as having certain characteristics or being subject to specific circumstances on which ICE Trade Vault will determine the whether or not a trade should tick.
4.1 Displayed Fields
* Subject to change based on Industry Feedback/Consensus of working groups and SBSDRs. All changes will be published either on Exhibit N.5 - ICETV SBSDR Fields & Validations and/or this guide.
* Please review Exhibit N.5 - ICETV SBSDR Fields & Validations for the list of publically disseminated fields.

4.2  Exporting Data
Data can be exported for both Historical Data and Top Day Data.  The links to export data are located in the top right of the Public Dissemination display.  The data will export into CSV file format for the fields displayed on the ticker by clicking on "Export".
* Historical Data will display a pop-up window where the user defines the criteria for the historical data they wish to download by selecting the following:
* A date range up to 31 days including tick start date and tick end date
* Top Day Data will Export the current day ticks